UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2015

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On November 23, 2015, in accordance with the terms of the 364-Day Credit Agreement (the “364-Day Credit Agreement”) dated as of October 9, 2015, among Lockheed Martin Corporation (“Lockheed Martin” or the “Corporation”), as Borrower, the lenders listed therein, Citibank, N.A., as Syndication Agent, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley MUFG Loan Partners, LLC, Credit Agricole Corporate & Investment Bank, Mizuho Bank, Ltd. and Wells Fargo Bank, N.A., as Documentation Agents, and Bank of America, N.A., as Administrative Agent, Lockheed Martin repaid all outstanding borrowings under the 364-Day Credit Agreement in the amount of $6.0 billion with the proceeds from its issuance on November 23, 2015 of $7.0 billion of fixed interest-rate long-term notes in a public offering, as described in the Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2015 (the “Debt Issuance”). In accordance with the terms of the 364-Day Credit Agreement, net proceeds from the Debt Issuance also resulted in a mandatory reduction of the total commitments under the 364-Day Credit Agreement. Effective November 23, 2015, the Corporation also terminated any remaining commitments of the lenders under the 364-Day Credit Agreement. No material early termination penalties were incurred by the Corporation as a result of the termination of the 364-Day Credit Agreement.

The foregoing description of the 364-Day Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 364-Day Credit Agreement, which was filed as Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed with the SEC on October 13, 2015 and which is incorporated herein by reference.

In the ordinary course of their respective businesses, one or more of the lenders under the 364-Day Credit Agreement, or their affiliates, have or may have various relationships with the Corporation and the Corporation’s subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, trust or agency, foreign exchange, advisory or other financial services, for which they received, or will receive, customary fees and expenses. In particular, affiliates of each of the lenders under the 364-Day Credit Agreement acted as underwriters in connection with the Debt Issuance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lockheed Martin Corporation

Date: November 23, 2015	by:	/s/ Stephen M. Piper
Stephen M. Piper
Vice President and Associate General Counsel